Exhibit 5.1

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

January 23, 2026

Wells Fargo & Company

333 Market Street

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with (i) the preparation ofa Registration Statement on Form S-3, as amended, File No. 333-287868 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time ofthe securities referred to therein; (ii) Pricing Supplement No. 4 dated January 15, 2026 to the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of$500,000,000 aggregate principal amount ofMedium-Term Notes, Series Y, Senior Redeemable Floating Rate Notes due January 23, 2030; (iii) Pricing Supplement No. 5 dated January 15, 2026 to the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $2,000,000,000 aggregate principal amount of Medium-Term Notes, Series Y, Senior Redeemable Fixed-to-Floating Rate Notes due January 23, 2030; (iv) Pricing Supplement No. 6 dated January 15, 2026 to the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $3,500,000,000 aggregate principal amount ofMedium-Te1m Notes, Series Y, Senior Redeemable Fixed-to-Floating Rate Notes due January 23, 2037; and (v) Pricing Supplement No. 7 dated January 15, 2026 to the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $2,000,000,000 aggregate principal amount of Medium-Te1m Notes, Series Y, Senior Redeemable Fixed-to -Floating Rate Notes due January 23, 2047; (the Medium-Term Notes described in clauses (ii)-(v) being herein referred to collectively as the “Notes”). The Notes are to be issued under the Indenture dated as ofFebruaiy 21, 2017 (the “Indenture”) entered into by the Company and Citibank, N.A., as trustee, and sold pursuant to the applicable Terms Agreement dated January 15, 2026, by and among the Company and the Agents named therein (each, a “Terms Agreement”).

We have examined such documents, records and instruments as we have deemed necessaiy or appropriate for the purposes ofthis opinion.

Wells Fargo & Company

January 23, 2026

Based on the foregoing, we are of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Agents pursuant to the applicable Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers. Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that limit the waiver of rights under usury laws.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instraments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into

Wells Fargo & Company

January 23, 2026

the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP